Exhibit 15.1

TIAN YUAN LAW FIRM

10/F, CPIC Plaza, 28 Fengsheng Lane, Xicheng District

Beijing 100032, P. R. China

Tel: (8610) 5776-3888; Fax: (8610) 5776-3777

Date: April 29, 2020

No. 399, Wangshang Road

Binjiang District

Hangzhou 310051

People’s Republic of China

Dear Sir or Madam:

We hereby consent to the reference to our firm in “Item 4. Information on the Company—4.C. Organizational Structure—Contractual Arrangements with Our VIEs and Our VIEs’ Respective Shareholders,” and “Item 10. Additional Information—10.E. Taxation” in the annual report on Form 20-F for the fiscal year ended 31 December 2019, which will be filed by Youdao, Inc. on April 29, 2020 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-235688) that was filed on 23 December 2019, pertaining to the Company’s 2015 Share Incentive Plan.

We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the annual report on Form 20-F for the fiscal year ended 31 December 2019. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm